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                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Burlington Northern Inc. of our report dated February 4, 1994, except for the retroactive restatement described in Note 2 of the notes to consolidated financial statements, as to which the date is June 29, 1994, appearing on page 11 of Santa Fe Pacific Corporation's Form 8-K/A dated October 5, 1994. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules, which appears on page 38 of Santa Fe Pacific Corporation's Form 8-K dated August 3, 1994. We also consent to the references to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.

                                          PRICE WATERHOUSE LLP

Kansas City, Missouri
October 12, 1994